SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                                                     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

FPB BANCORP, INC.

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

October 28, 2005

To Our Shareholders:

A Special Meeting of the Shareholders of FPB Bancorp, Inc. will be held at Joseph’s at Ballantrae Golf and Yacht Club, located at 3325 Southeast Ballantrae Boulevard, Port St. Lucie, Florida 34952 on Tuesday, November 29, 2005, at 5:30 p.m. local time.

The Special Meeting is being held to consider and vote on the 2005 Stock Compensation Plan. The Board of Directors felt it was prudent to present this matter before FASB 123R goes into effect on January 1, 2006, when FPB Bancorp, Inc. will be required to record expenses for the issuance of stock-based compensation. Details about the 2005 Stock Compensation Plan are contained in the Notice of the Special Meeting of Shareholders and Proxy Statement attached to this letter.

Directors and officers of FPB Bancorp, Inc., and our wholly-owned subsidiary, First Peoples Bank, will be present at the Special Meeting to answer any questions you might have about the company. It is important that your shares be represented and voted at the Special Meeting. You can vote your shares by completing and signing the enclosed proxy card or voting instruction sheet. Should you attend the Special Meeting and prefer to vote in person, you will be given that opportunity.

On behalf of the Board of Directors and all the employees of FPB Bancorp, Inc. and First Peoples Bank, we look forward to seeing you at the Special Meeting.

Sincerely,

Gary A. Berger	David W. Skiles
Chairman of the Board	President and Chief Executive Officer

NOTICE OF A SPECIAL MEETING OF THE SHAREHOLDERS

TO BE HELD ON NOVEMBER 29, 2005

A Special Meeting of the Shareholders of FPB Bancorp, Inc. (“Special Meeting”) will be held at Joseph’s at Ballantrae Golf and Yacht Club, located at 3325 Southeast Ballantrae Boulevard, Port St. Lucie, Florida 34952 on Tuesday, November 29, 2005, at 5:30 p.m. local time to consider the following items:

1.	The approval of the 2005 Stock Compensation Plan; and

2.	Adjournment of the Special Meeting to solicit additional proxies in the event there are not sufficient votes to approve the foregoing item.

All holders of record of shares of FPB Bancorp, Inc. at the close of business on October 12, 2005, are entitled to vote at the Special Meeting and any adjournments thereof.

By Order of the Board of Directors,

David W. Skiles
President and Chief Executive Officer

Port St. Lucie, Florida

October 28, 2005

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of FPB Bancorp, Inc. (“FPB”) of proxies to be voted at a Special Meeting of Shareholders, or at any adjournment thereof (“Special Meeting”). This Proxy Statement is first being mailed to shareholders on or about October 28, 2005.

GENERAL INFORMATION

Where and when is the Special Meeting?

•	Tuesday, November 29, 2005

•	5:30 p.m. local time

•	Joseph’s at Ballantrae Golf and Yacht Club

3325 Southeast Ballantrae Boulevard, Port St. Lucie, Florida 34952

Who is entitled to vote at our Special Meeting and what constitutes a quorum?

Only holders of record of our common stock at the close of business on October 12, 2005, the shareholder record date, will be entitled to vote at the Special Meeting. Record holders representing a majority of our outstanding common stock, present in person or represented by proxies, constitute a quorum.

What are the voting rights of our shareholders?

In accordance with Florida law and our Bylaws, the 2005 Stock Compensation Plan and adjournment of the Special Meeting must be approved by the affirmative vote of a majority of the votes cast. The number of shares of our common stock outstanding as of the record date was 1,790,588, held by approximately 1,063 shareholders. We are not aware of any shareholder who owns five percent or more of our outstanding common stock. Each share of common stock entitles its owner to one vote upon each matter to come before the Special Meeting.

A shareholder may abstain or withhold a vote with respect to any item submitted for shareholder approval. Abstentions and withheld votes will be counted as being present for purposes of determining the existence of a quorum, but will be counted as not voting in favor of any proposal brought before the Special Meeting.

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

How do I vote?

The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares of common stock are represented by certificates or book entries in your name so that you appear as a shareholder on the records of our stock transfer agent, a Proxy Card for voting those shares will be included with this Proxy Statement. You may vote those shares by completing, dating, signing and returning the Proxy Card in the enclosed postage pre-paid, pre-addressed envelope.

If you own shares through a brokerage firm (e.g., shares held in “street name”), you may instead receive a voting instruction form with this Proxy Statement that you may use to instruct your broker on how your shares are to be voted. As with a Proxy Card, you may vote your shares by completing, dating, signing and returning the voting instruction form in the envelope provided. Many brokerage firms have arranged for internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form.

If your shares are held in street name, under certain circumstances your brokerage firm may vote your shares. Such entities have authority to vote their customers’ shares on certain routine matters. When a firm votes its customers’ shares on routine matters, these shares are also counted for purposes of establishing a quorum to conduct business at the meeting. A brokerage firm cannot vote its customers’ shares on non-routine matters. Accordingly, these shares are not counted as votes against a non-routine matter, but rather not counted at all for these matters. The adoption of the 2005 Stock Compensation Plan is not considered to be a routine matter and, therefore, will require your specific instructions on how to vote your proxy.

Who can attend our Special Meeting?

If you own common stock of record, you may attend the Special Meeting and vote in person, regardless of whether you have previously voted by Proxy Card. If you own common stock through a brokerage account, you may attend the Special Meeting, but in order to vote your shares at the Special Meeting, you must obtain a “legal proxy” from the brokerage firm that holds your shares. You should contact your brokerage account representative to learn how to obtain a legal proxy.

We encourage you to vote your shares in advance of the Special Meeting by one of the methods described above, even if you plan on attending the Special Meeting, so we will be able to determine if a quorum is present. You may change or revoke your proxy at the Special Meeting in the manner described below even if you have already voted.

Can I change my vote after I mail my proxy card?

Any shareholder holding common stock of record may revoke a previously granted proxy at any time before it is voted, by delivering to us a written notice of revocation, or a duly executed Proxy Card bearing a later date, or by attending the Special Meeting and voting in person. Any shareholder holding common stock through a brokerage firm may change or revoke

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

previously given voting instructions by contacting the brokerage firm, or by obtaining a legal proxy from the brokerage firm and voting in person at the Special Meeting.

MANAGEMENT

Executive Officers and Directors of FPB and the Bank

John R. Baker, Sr., age 56, is a director and Vice Chairman of the Board of FPB and the Bank. He graduated from the University of Georgia with a Bachelor of Business Administration degree in Real Estate. He moved to Stuart, Florida in 1981 and assumed the position of Vice President, General Manager of Bessemer Properties, Incorporated. Prior to moving to Stuart, Mr. Baker served as Director of Residential Sales for Bessemer in Atlanta, Georgia, where he began his real estate career in 1975. Mr. Baker is a former director of Barnett Bank of Martin County and is past President of Treasure Coast Builders Association and Florida Home Builders Association. He also served as Chairman of Housing and Finance Authority in Martin County and the Martin County Affordable Housing Task Force. Mr. Baker lives in Vero Beach and is in his 17th year as a youth soccer coach. He is employed with the Laurel Corporation in Vero Beach and is involved in all aspects of real estate.

Gary A. Berger, age 56, is a director and Chairman of the Board for both FPB and the Bank. Mr. Berger is President of the accounting firm of Berger, Toombs, Elam, Gaines, and Frank, CPA. He is a graduate of Michigan State University and has been a certified public accountant since 1975. Mr. Berger is a member of the Rotary Club of Ft. Pierce, the Florida Institute of Certified Public Accountants and the American Institute of Certified Public Accountants. He is a past Treasurer of the United Way, past President of the St. Lucie County Economic Development Council and past President of the Rotary Club of Ft. Pierce, Florida.

Donald J. Cuozzo, age 52, is a director of FPB and the Bank. He received a Bachelor of Science degree in Environmental Technology from the Florida Institute of Technology in 1979. He began his work career in the public sector with the Martin County Growth Management Department before leaving to work with regional and national developers. In that role, he was instrumental in obtaining approval of the Martin Downs DRI amendment and in coordinating the acquisition and development of a number of large residential communities in Palm Beach and Martin Counties. Mr. Cuozzo also served as a principal with a large Palm Beach County based engineering firm where he gained extensive experience in the area of project management and coordination. In 1993, he co-founded Houston Cuozzo Group to provide planning, design and government-oriented strategic planning service for private and public sector clients in South Florida. Mr. Cuozzo is a founding member of the Martin County Business Development Board, and a recipient of the 1991 and 2005 Industry Appreciation Award for Outstanding Contribution to the Community. He is a past Second Vice President of the Treasure Coast Builders Association. Mr. Cuozzo was appointed to the Treasure Coast Regional Planning Council by Governor Jeb Bush and served for four years in that position.

Ann L. Decker, age 54, is a director and Secretary of FPB and the Bank. Ms. Decker presently serves as District Manager for U.S. Congressman Mark Foley, and was formerly a

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

co-owner of Intracoastal Printing, Inc., which was sold in 1990. Ms. Decker was born in Chicago, Illinois and has a Bachelor of Science degree in Professional Business Management from Barry University in Miami, Florida. Currently, Ms. Decker serves on the Florida Atlantic University Community Board.

Paul J. Miret, age 58, is a director of FPB and the Bank. Mr. Miret is presently a realtor with RE/MAX 100 Riverside. Prior to that, he was the owner and operator of Sunshine Carpet Cleaning from 1978 to 1998 and of Ameri-Kleen Services from 1992 to 1998. He also owns and manages several residential rental units. From 1995 to 1997, Mr. Miret served on the Community Board of Riverside National Bank. Mr. Miret is also a past President of the Port St. Lucie Little League and the Port St. Lucie Exchange Club and a past director of the Port St. Lucie Chamber of Commerce.

Robert L. Schweiger, age 58, is a director of FPB and the Bank. He has been a resident of the Treasure Coast since 1974 and currently resides in Palm City. From 1994 to 1997, Mr. Schweiger served as an Advisory Board member - first with Port St. Lucie National Bank and then with First National Bank. He serves as a board member and officer of the Exchange CASTLE and previously served as founder/President of the Treasure Coast Children’s Home Society and Treasurer of the St. Lucie Boys & Girls Clubs. He studied for his Bachelor of Arts degree at Colorado State University and American University of Beirut and for his MBA degree at Florida Atlantic University. Currently, Mr. Schweiger is a private financial investor and thoroughbred race horse owner and breeder.

Robert L. Seeley, age 81, is a director of FPB and the Bank. Mr. Seeley has been in private law practice in Florida for more than 40 years. Mr. Seeley was co-founder of the Stuart law firm of Fox, Wackeen, Dungey, Beard, Sobel and McCluskey, LLP, for which he currently serves “Of Counsel.” From 1973 to 1996, Mr. Seeley served as a director of Barnett Bank of the Treasure Coast. He also served as the founding director and Chairman of the Saint Lucie Medical Center and a former director of the St. Lucie and Martin County Economic Development Councils. Mr. Seeley completed his undergraduate studies at the University of Illinois and received his Juris Doctorate degree from the University of Florida.

David W. Skiles, age 58, is the Chief Executive Officer, President, and a director of FPB and the Bank. Prior to joining the Bank, he was the Vice President and Regional Manager with First United/Wachovia Bank in Stuart. Previously, Mr. Skiles was the Vice President and SLO with Port St. Lucie National Bank for seven years. Mr. Skiles has a Bachelor of Science degree from Barry University, is a graduate of the National Commercial Lending School in Norman, Oklahoma, and is the Immediate Past President of the St. Lucie County Chamber of Commerce. He is also a member of the Stuart/Martin County Chamber of Commerce. Mr. Skiles has served on the Florida Bankers Association GRC Committee (Government Relations Committee) for the past three years. He has served on the St. Lucie County Chamber of Commerce State Local Affairs Committee and is active with the Treasure Coast Legislative Delegation and St. Lucie County (EDC) Economic Development Council. Mr. Skiles previously served as Chairman of the Chamber’s Port St. Lucie Area Council, as well as the Chamber’s Executive Committee and is a Board member of the SLC Education Foundation. He is also a member of the Florida

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

Atlantic University (FAU) Treasure Coast Advisory Board, and was past President and District Governor of the Sertoma Club of Martin County. Mr. Skiles has also served on numerous campaigns for the United Way of St. Lucie and Martin Counties, most notably as Campaign Chairman in Martin County in 1985 and as Chairman of the Professional Division in St. Lucie County for the 2000 Campaign. Mr. Skiles was also a member of the St. Lucie County Airport Steering Committee and is a voting member of Business Alliance for Prosperity (BAP). In addition, he serves on St. Martin de Porres Catholic Church of Jensen Beach’s Budget and Finance Boards.

Paul A. Zinter, age 51, is a director of FPB and the Bank. He has been a resident of Port St. Lucie for 36 years, and was a member of the second graduating class from Fort Pierce Central High School. Mr. Zinter received a Bachelor of Arts degree in business administration from Eastern New Mexico University in 1975, where he majored in real estate and marketing and was managing partner of a family-owned real estate company. Mr. Zinter was past president and honorary member of the Rotary Club of Port St. Lucie and has been a local realtor/managing partner and business owner for the past 29 years.

Non-Director Executive Officers

Nancy E. Aumack, age 56, is FPB’s and the Bank’s Senior Vice President and Chief Financial Officer. Prior to joining the Bank in 2001, she was Senior Vice President and Chief Financial Officer of Independent Community Bank, Tequesta, Florida. In the period from 1997 to 1999, she served as Chief Financial Officer and Administrative Support Director for the engineering firm LBFH, Palm City, Florida. From 1995 to 1997, she served as Vice President and Chief Financial Officer for Treasure Coast Bank, Stuart, Florida, and from 1983 to 1995, she served as Vice President and Financial Accounting Officer for American Bank of Martin County in Stuart, Florida. Ms. Aumack received her Associates of Science degree in Banking and Financial Services from Indian River Community College in 1989. She is presently a member of the Port St. Lucie Women on Wall Street, and a director and Vice Chairman of the ARC of Martin County, Florida, as well as a community board member for the Treasure Coast Division of the American Heart Association.

P. Lee Brown, age 45, is FPB’s and the Bank’s Senior Vice President and Fort Pierce Area Manager. Prior to joining the Bank in 2003, he was Vice President and Commercial Lender for Riverside National Bank from 1988 to 2003. He is a 2005 graduate of the Graduate School of Banking at Louisiana State University and is a graduate of the National Commercial Lending School in Norman, Oklahoma. He received his Associates of Arts degree from Indian River Community College in 1979 and a Bachelor of Science degree in Business Management from the University of Florida in 1981. He is a Certified General Contractor licensed with the State of Florida, a member of the Treasure Coast Builders, a Board member for the St. Lucie County Fair and an active member of the Fort Pierce Rotary Club.

Melissa M. Favorite, age 36, is FPB’s and the Bank’s Senior Vice President of Deposit Operations. She also serves as the Bank Secrecy Act Officer. Prior to joining the Bank in 1999, Ms. Favorite was Assistant Vice President and Branch Manager for First National Bank & Trust

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

Company of the Treasure Coast from 1997 to 1999. Prior to that she also served as Assistant Vice President – Lender for Port St. Lucie National Bank from 1988 to 1997. Ms. Favorite holds diplomas from the American Institute of Banking in General Banking, Consumer Lending and Commercial Lending. Ms. Favorite is a 2005 graduate of the Florida Bankers Association’s Florida School of Banking. She is an active member of the March of Dimes Walk America committee of which she has served as chair for four years. She also presently serves as Vice-Chair of the Board of the Treasure Coast Division of the March of Dimes.

Stephen J. Krumfolz, age 54, is FPB’s and the Bank’s Senior Vice President and Senior Lending Officer. Prior to joining the Bank in 1999, he was Vice President and SBA Lending Manager for Riverside National Bank from January 1998 through June 1999. He served as Vice President and Commercial Lending Officer for Port St. Lucie National Bank from 1994 through 1997, and completed all phases of Barnett Bank’s Management Training Program during his employment from 1989 through 1994. Mr. Krumfolz received an A.S. Degree in Banking through the American Institute of Banking and Indian River Community College in 1991, as well as a Core Credit School Certificate from Barnett Bank in 1992. He is an active member of the Port St. Lucie Breakfast Rotary Club and Treasure Coast Business on The Green.

Marge Riley, age 57, is FPB’s and the Bank’s Executive Vice President and Chief Operating Officer. She also serves as the Bank’s Security Officer, Compliance Officer and Information Systems Technology Officer. Prior to joining the Bank in 1998, Ms. Riley was the Assistant Vice President and Branch Manager for First National Bank & Trust Company of the Treasure Coast from 1997 to 1998. She also served as Assistant Vice President – Loan Administrator for Port St. Lucie National Bank from 1990 to 1997. Ms. Riley has A.S. Degrees in Accounting and Banking and Financial Services from Fox Valley Technical College in Appleton, Wisconsin. She is presently President of the Port St. Lucie Business Women, Secretary of the Port St. Lucie Women on Wall Street, a Board Member for United Way of St. Lucie County, and serves on the Board of the St. Lucie County Chamber’s Leadership Council. Ms. Riley is married to Randy J. Riley.

Randy J. Riley, age 55, is FPB’s and the Bank’s Senior Vice President and Area Manager for Indian River County. Prior to joining the Bank he was Senior Vice President and Area Executive for Indian River National Bank from 2004 to 2005, Area President for Public Bank from 2001 to 2004, and President and CEO of Citrus Financial Services, Inc. and Citrus Bank, NA from 1989 to 2004. Mr. Riley has been in the banking industry since 1970 and has worked for banks in Illinois, Wisconsin and Florida. He attended Elmhurst College, Elmhurst, Illinois, the Graduate School of Banking at the University of Wisconsin, and the School of Bank Marketing at the University of Colorado. Mr. Riley has also served as an instructor for the American Institute of Banking. He is currently a member of the Indian River County Chamber of Commerce Board of Directors, Treasurer of Vero Beach Treasure Coast Kiwanis and Treasurer of Elk’s Lodge 1774 in Vero Beach. He has been an active participant in both the Indian River Economic Development Division and the Treasure Coast Legislative Delegation. He previously served as Chairman of the Junior Achievement Board of Directors, United Way Finance Division, SunUp Board, Mental Health Organization Board and Academy of Entrepreneurship Board. Mr. Riley is married to Marge Riley.

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

William V. West, age 38, is FPB’s and the Bank’s Senior Vice President and Martin County Area Manager. Prior to joining the Bank in 2004, he was Vice President of Commercial Lending for Southern Community Bank of Southwest Florida, Naples, Florida. From 1999 to 2001, he served as Assistant Vice President and Commercial Lender for SouthTrust Bank in Naples, Florida. In 2001, he completed his Master of Business Administration in Finance, Summa Cum Laude, at International College. He also completed a Bachelor of Arts in Organizational Management with Warner Southern College in 1996, an Associate in Arts with an emphasis in Financial Institution Management with Brevard Community College in 1993, a Supervisory Skills Certificate from the American Institute of Banking in 2000 and will graduate from the Graduate School of Banking at Colorado in 2006. Mr. West is President-Elect of the Jensen Beach Chamber of Commerce, President of the Christian Business Fellowship and Treasurer of the Treasure Coast Angel Investment Forum. In 2005, the Florida Economic Development Council awarded Mr. West the McLaughlin Award for his contributions to economic development in Florida.

BOARD OF DIRECTORS MEETINGS

During 2005, the Board of Directors of FPB has held nine meetings. All the directors attended at least 75% of the total meetings of the Board of Directors and any committees on which they served. During 2005, the Bank’s Board of Directors has held 10 meetings, and all directors attended at least 75% of the total meetings of the Board and any committees on which they served. In 2004, only the members of the Bank Board of Directors were compensated for their services, receiving $200 per Board meeting and $100 per Committee meeting. The Board’s Chairperson received $300 per meeting in 2004. In 2005, Bank directors are being paid $150 per committee meeting and $400 per Board meeting. The Bank is now compensating its Chairmen $200 for Committee meetings and $600 for Board meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

FPB’s Board of Directors is divided into the Audit/Compliance Committee, the Personnel/Compensation Committee, the Nominating Committee, and the Long-Range Planning Committee. The Bank’s Board of Directors is divided into three standing committees: the Executive Committee, the Loan Committee, and the Personnel/Nominating Committee.

The composition of and number of meetings held by each Committee in 2005 is reflected in the following table: Table to follow on next page.

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

Board Member	FPB Audit/ Compliance	FPB Personnel/ Compensation	FPB Nominating Committee	Bank Executive	Bank Loan	Bank Personnel/ Nominating	FPB Long-Range/ Planning
John R. Baker, Sr.		X	X	X	Chair	X

Gary A. Berger	Chair			Chair	X

Donald J. Cuozzo	X						Chair

Ann L. Decker		Chair	Chair	X	X	Chair

Paul J. Miret		X	X			X	X

Robert L. Schweiger					X		X

Robert L. Seeley	X	X	X	X	Alternate	X

David W. Skiles		Alternate	Alternate	X	X	Tie Breaker	X

Paul A. Zinter	X				X

Meetings in 2005	5	0	0	2	9	8	3

FPB Committees

Pursuant to its Charter, the Audit/Compliance Committee reviews FPB’s and the Bank’s auditing, accounting, financial reporting and internal control functions. This Committee recommends the independent auditor and reviews its services. Each member of the Committee is considered independent under NASDAQ rules. The Board of Directors believes that the members of the Audit/Compliance Committee are all “Independent Directors” based on the National Association of Securities Dealers’ definition, in that they have no relationships that would impair their abilities to objectively and impartially execute their duties. All Committee members have attended at least 75% of the Committee meetings.

The Personnel/Compensation Committee is responsible for evaluating the personnel needs of FPB independent of the Bank. This Committee also makes recommendations with respect to compensating those officers who perform services for FPB. This Committee has not met in 2005, as FPB currently does not compensate any of its officers and has no other employees.

The Nominating Committee evaluates and recruits potential directors pursuant to its charter. The Committee considers nominees to FPB’s Board of Directors. Each member is considered independent under NASDAQ rules. The Committee considers and evaluates Board members and nominees, including shareholder nominees. Under its Charter, the Committee also recommends the assignments of Committee membership and develops training and educational programs for directors. FPB does not have any formal procedures or policies for considering shareholder nominations, but will consider shareholder nominations on a case-by-case basis. This Committee has not yet met in 2005.

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

The Long-Range Planning Committee meets to evaluate and assess the long range needs and goals of FPB and the Bank, including expansionary activities. All Long-Range Planning Committee members attended at least 75% of all Committee meetings, except Mr. Schweiger who attended 33%.

Bank Committees

The Executive Committee meets as needed and has limited powers to act on behalf of the Board whenever the Bank Board is not in session. If any non-employee director requests that the matter be addressed by the entire Board rather than the Executive Committee, such matter is automatically submitted to the full Board. No member of the Committee attended less than 75% of all Committee meetings.

The Loan Committee meets monthly to act upon large or significant loan requests to be handled by the Bank. All Loan Committee members attended more than 75% of all Committee meetings.

The Personnel/Nominating Committee assesses the Bank’s staffing needs and makes compensation recommendations regarding the President and Chief Executive Officer to the Board of Directors. All Personnel Committee members attended at least 75% of all Committee meetings. The Committee also evaluates and recommends candidates for election to the Bank’s Board.

Communications with the Board of Directors

FPB has no formal procedures for shareholders to communicate with the Board of Directors. Should a shareholder wish to submit a written communication to the Board, the shareholder can mail or deliver such communication to either President and Chief Executive Officer, David W. Skiles or Chairman of the Board, Gary A. Berger c/o FPB Bancorp, Inc., 1301 Southeast Port St. Lucie Boulevard, Port St. Lucie, Florida 34952. Should a shareholder wish to address the Board in person, it can submit a request to either Mr. Skiles or Mr. Berger. Depending on the matter which the shareholder wishes to present to the Board and the Board’s schedule, the Board will consider such a request in determining whether to invite the shareholder to a Board meeting.

BENEFICIAL STOCK OWNERSHIP OF

DIRECTORS AND EXECUTIVE OFFICERS

The following table contains information regarding the current beneficial ownership of FPB common stock of each director and non-director executive officer as of the record date. No person known to us owns more than 5% of FPB’s common shares. The number and percentage of shares held by each person reflects the number of shares that person currently owns, plus the number of shares that person has the right to acquire through the exercise of stock options.

(Table to follow on next page)

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

Name	Number of Shares Owned (4)		Right to Acquire(5)		% of Beneficial Ownership (15)
Nancy E. Aumack(1)	12,671	(6)	2,500		0.85
John R. Baker(2)	10,775		4,516		0.85
Gary A. Berger(2)	21,700	(7)	7,454		1.62
P. Lee Brown(1)	21,832		1,500		1.30
Donald J. Cuozzo(2)	30,000	(8)	9,818		2.21
Ann L. Decker(2)	11,000		4,909		0.89
Melissa M. Favorite(1)	5,825		1,500		0.41
Stephen J. Krumfolz(1)	6,073		3,000		0.51
Paul J. Miret(2)	25,700	(9)	9,181		1.94
Marge Riley(1)	17,092	(10)	3,352	(10)	1.14
Randy J. Riley(1)	17,092	(10)	3,352	(10)	1.14
Robert L. Schweiger(2)	45,720		23,539		3.82
Robert L. Seeley(2)	6,500	(11)	4,182		0.60
David W. Skiles(3)	30,847	(12)	13,843		2.48
William V. West(1)	18,433	(13)	1,000		1.08
Paul A. Zinter(2)	21,200	(14)	6,090		1.52

All directors and executive officers as a group (16 individuals)	285,368		96,384		20.23

(1)	Executive Officer only.

(2)	Director only.

(3)	Director and Executive Officer.

(4)	Includes shares for which the named person:

•	has sole voting power and investment power;

•	has shared voting and investment power with a spouse; or

•	holds in an IRA or other retirement plan; but does not include shares that may be acquired by exercising stock options.

(5)	Includes shares that may be acquired by exercising stock options.

(6)	Includes 2,290 shares owned by Ms. Aumack’s spouse in trust.

(7)	Includes 5,200 shares owned by a related business interest of Mr. Berger’s.

(8)	Includes 5,460 shares owned by Mr. Cuozzo’s spouse’s IRA.

(9)	Includes 5,500 shares owned by Mr. Miret’s spouse’s IRA.

(10)	Includes 13,092 shares and 3,352 options owned by Ms. Riley and 4,000 shares owned by Mr. Riley’s IRA.

(11)	Includes 1,500 shares owned by Mr. Seeley’s spouse in trust.

(12)	Includes 114 shares owned by Mr. Skiles’ spouse.

(13)	Includes 631 shares owned by Mr. West’s spouse’s IRA.

(14)	Includes 3,200 shares owned by Mr. Zinter’s spouse’s Keough Plan.

(15)	Under the rules of the Securities and Exchange Commission, the determinations of “beneficial ownership” of our common stock are based upon Rule 13d-3 under the Securities Exchange Act of 1934, which provides that shares will be deemed to be “beneficially owned” where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares, or where a person has the right to acquire any such power within 60 days after the date such beneficial ownership is determined. Shares of our common stock that a beneficial owner has the right to acquire within 60 days under the exercise of the options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

EXECUTIVE COMPENSATION

Our executive compensation program is designed to:

•	Attract and retain qualified management;

•	Meet short-term financial goals; and

•	Enhance long-term shareholder value.

We strive to pay each executive officer the base salary that would be paid on the open market for a fully qualified officer in that position. The Board of Directors determined the level of base salary and any incentive bonus for the Chief Executive Officer and other officers of FPB and the Bank based upon competitive norms, derived from annual surveys published by several independent banking institutes or private companies specializing in analysis of financial institutions. Such surveys provide information regarding compensation of financial institution officers and employees based on the size and geographic location of the financial institution and serve as a benchmark for determining executive salaries. Actual salary changes and discretionary bonus awards are based upon the Board of Directors’ and the Personnel/ Nominating Committee’s evaluation of FPB’s and the Bank’s performance, the officer’s responsibilities and individual performance standards.

Personnel/Nominating Committee Interlocks and Insider Participation in Compensation Decisions

David W. Skiles, FPB’s and the Bank’s Chief Executive Officer and President, also serves as a member of both Boards of Directors and on the Executive, Loan and Long-Range Planning Committees, as well as casting any tie-breaking votes for the Bank’s Personnel/ Nominating Committee. Mr. Skiles participated in the Boards’ deliberations regarding executive compensation, but did not participate in any deliberations regarding his own compensation.

Summary Compensation Table

The following table sets forth compensation information regarding FPB’s and the Bank’s Chief Executive Officer and President. No other executive officer received compensation in 2004 at a level which is required to be disclosed herein.

Name and Principal Position	Year	Summary Compensation Table Annual Compensation						Long Term Compensation
		Salary		Bonus(1)		Other Annual Compensation(2)		Stock Options(3)	All Other Compensation(4)
David W. Skiles Director, President & Chief Executive Officer	2004 2003 2002	$ $ $	125,000 105,000 100,000	$ $ $	10,875 2,400 1,433	$ $ $	5,460 5,455 5,874	— 1,843 1,000	$ $	1,809(6) 165(5) —

(Footnotes to follow on next page)

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

(1)	Annual Cash Bonus Award - Annual incentive awards paid for results achieved during the calendar year, which were paid during the year or immediately following the year indicated.

(2)	Other Annual Compensation - All additional forms of cash and non-cash compensation paid, awarded or earned which includes an automobile allowance.

(3)	Stock Options - Grants of stock options made under FPB’s 1998 Stock Option Plan. The present book value of FPB common stock is less than the exercise price of Mr. Skiles’ options, which is $10.00 per share and $10.50 per share for options granted in 2002 and 2003, respectively.

(4)	All Other Compensation - Compensation that does not fall under any of the aforementioned categories.

(5)	Represents value of stock award (15 shares at $11.00).

(6)	Represents value of stock award (150 shares at $12.06)

STOCK OPTION GRANTS IN 2004 AND 2005

No options were granted to the named executive officer in 2004 or 2005. No options were exercised by the named executive officer during in 2004 or 2005.

AGGREGATED FISCAL YEAR-END OPTION VALUES

The following table discloses the aggregate value of the unexercised options held by the officer listed in the above Summary Compensation Table:

Name	Number of Shares Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the Money Options at December 31, 2004
	Exercisable	Unexercisable	Exercisable	Unexercisable
David W. Skiles	12,280	1,563	—	—

Employment Contracts

FPB currently does not have any employment contracts. The Bank, however, has entered into an employment agreement (“Agreement”) with David W. Skiles, effective May 7, 2005, with an initial term of three years. Under the terms of the Agreement, Mr. Skiles serves as the President and Chief Executive Officer of the Bank. The term of the Agreement is automatically renewed for one additional year on each anniversary of the effective date, until the earlier of April 30, 2008 or upon notice by one of the parties. Mr. Skiles’ initial annual base salary is $132,500, which shall be reviewed on an annual basis. Mr. Skiles is also entitled to an automobile allowance of $450 per month and is eligible to participate in the Bank’s Stock Option Plan dated January 14, 1999 in both the capacity of an employee and a director. The Agreement also provides that the Bank will pay for Mr. Skiles’ membership in a country club or other social club which may further his presence and recognition in the community.

Mr. Skiles may terminate the Agreement for any reason upon 90 days’ written notification to the Bank. In the event the Agreement is terminated by Mr. Skiles without “good reason” or by the Bank for “cause” (as those terms are defined in the Agreement), Mr. Skiles shall be entitled to no further compensation and shall be subject to a non-competition agreement. The non-competition agreement will prohibit Mr. Skiles from becoming employed at any financial institution in St. Lucie County, or in such other counties as the Bank may have a branch

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

office, for one year (six months in the event of a change in control) following the termination of the Agreement, for any reason. If the Agreement is terminated by the Bank for any reason other than “cause” or by Mr. Skiles for “good reason” he will be entitled to a severance payment equal to his annual base salary, which shall be payable in substantially equal semi-monthly installments. In addition, should the Bank undergo a “change in control” (as defined in the Agreement), Mr. Skiles will be entitled to receive a severance payment upon his termination equal to 2.9 times his current base salary, which shall be paid in two equal annual installments.

In addition, the Bank entered into Change in Control Agreements (“CIC Agreements”) in August 2005 with three of its executive officers, Nancy E. Aumack, Senior Vice President and Chief Financial Officer, Stephen J. Krumfolz, Senior Vice President and Senior Lending Officer, and Marge Riley, Executive Vice President and Chief Operating Officer. The CIC Agreements were made in recognition of these individuals’ continued service with FPB and the Bank, but do not constitute employment contracts that would give these individuals any right to continued employment with the Bank.

Both Mr. Krumfolz’s and Ms. Aumack’s CIC Agreements provide that if they are terminated without “just cause,” as defined in the CIC Agreements, as a result of a Change in Control of either FPB or the Bank, also as defined in the CIC Agreements, each will receive a severance payment in the amount of two times their “highest annual base salary,” which is defined to be their highest base salary plus their average annual bonus during the three years immediately preceding their termination. Ms. Riley’s CIC Agreement provides that she will receive two and a half times her “highest annual base salary.” The payments are to be made in one lump sum within ten days of the employee’s termination. In addition, the employees are entitled to continued insurance benefits until the earlier of obtaining new employment with similar benefits or six months after termination.

All of the CIC Agreements provide for a term of two years, unless otherwise extended by the parties, commencing on August 1, 2005 and ending on July 31, 2007. In consideration of the Bank’s execution of these CIC Agreements, the employees have agreed that during the term of the CIC Agreements and for a period of six months following their termination for any reason other than a Change in Control, they will not become employed with another financial institution located in either St. Lucie County or Martin County, or otherwise compete with FPB or the Bank.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FPB does not have any related transactions with its directors or executive officers and it does not make loans to its directors or executive officers. Certain directors, executive officers and their immediate family members are, however, customers of the Bank. It is anticipated that such individuals will continue to be customers in the future. Loans made to directors, executive officers, and their immediate families require approval of a majority of the disinterested directors approving the loan. All transactions between FPB, the Bank and their directors, executive officers and their immediate family members, and any principal shareholders, were made in the ordinary course of business on substantially the same terms, including interest rates and

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

collateral, as those prevailing at the time for comparable transactions with non-affiliated persons and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

As of December 31, 2004, loans to directors, executive officers and their immediate family members represented approximately $2.1 million, or approximately 2.97% of the total loan portfolio, all of which are current and performing according to their terms.

PROPOSAL I

APPROVAL OF THE 2005 STOCK COMPENSATION PLAN

Background

The 2005 Stock Compensation Plan was adopted by the Executive Committee of FPB’s Board of Directors on September 21, 2005, subject to and effective upon approval by the shareholders. The Board of Directors believes that stock-based incentives are important factors in attracting, retaining and rewarding employees and directors and closely aligning their interests with those of shareholders. The following is a summary of the material terms of the 2005 Stock Compensation Plan. This summary is qualified in its entirety by the complete terms of the 2005 Stock Compensation Plan as set forth in Appendix A hereto.

Grants

The 2005 Stock Compensation Plan provides for grants of options to purchase common stock, restricted shares of common stock (which may be subject to both grant and forfeiture conditions) (“Restricted Stock”), Stock Units (which are a contractual right for a recipient to receive shares of Restricted Stock at a certain date or upon the occurrence of a certain event) and grants of stock appreciation rights (entitling the grantee to receive the difference in value between the underlying common stock on the date of exercise and the value of such stock on the date of grant) (“SARs”), which may be either freestanding or granted in tandem with an option. Options to purchase common stock may be either incentive stock options (“ISOs”), which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options (“NQOs”) which are not intended to satisfy the requirements of Section 422 of the Code.

Securities to be Reserved

There will be 144,000 shares of common stock reserved for use under the 2005 Stock Compensation Plan. Of these shares, 57,599 will be immediately granted to directors of FPB and 28,512 will be immediately granted to officers and employees of FPB and the Bank. The remaining 57,889 will be reserved for issuance to directors, officers and employees in the future. Any shares subject to an option that remain unexercised after the cancellation, expiration or exchange of an option and any shares of Restricted Stock which are forfeited will again become available for use under the 2005 Stock Compensation Plan. Any shares which are surrendered for cash or common stock, or a combination thereof, and any shares of common stock used to satisfy a withholding obligation shall not again become available for use under the 2005 Stock Compensation Plan.

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

If the 2005 Stock Compensation Plan is adopted, the Personnel/Compensation Committee intends to make the following immediate grants of Stock Options:

Name and Position	Number of Shares Subject to Options
David W. Skiles, CEO and President	17,218
All Other Executive Officers	17,500
All Non-Executive Employees	6,000
Non-Employee Directors	57,599

Stock options granted to Chief Executive Officer and President Skiles with an aggregate exercise price of $100,000, will be treated as ISOs and will vest immediately. The remainder will also be treated as ISOs, but will vest in three equal annual installments beginning on January 1, 2006, and ending on January 1, 2008. Stock Options granted to all other executive officers and non-executive employees will be ISOs. Stock Options granted to non-employee directors will be NQOs.

The Board of Directors has adopted the 2005 Stock Compensation Plan and decided to grant stock options with immediate vesting because of the expected impact of FASB 123R, which will go into effect on January 1, 2006. Under this new accounting rule, companies such as FPB will be required to record expense items upon the grant of stock-based compensation to employees and directors. By making immediately vesting rants at this time, FPB will reduce the ultimate impact of FASB 123R on FPB’s financial results.

Administration of Plan

The 2005 Stock Compensation Plan will be administered by the Personnel/Compensation Committee of the Board, which has the primary authority to grant options, SARs and Restricted Stock. The Personnel/Compensation Committee has, however, delegated authority to Chief Executive Officer and President David W. Skiles to grant options (subject to Board ratification) to other officers and employees. The Personnel/Compensation Committee must consist of at least two directors, each of whom is a disinterested person under Rule 16b-3 under the Securities Exchange Act of 1934 and each of whom shall be or be treated as an “outside director” for purposes of Section 162(m) of the Code. The Board has authorized the Personnel/Compensation Committee to interpret the 2005 Stock Compensation Plan, to determine the total number of shares to be granted, and to take such other action in the administration and operation of the 2005 Stock Compensation Plan as the Personnel/Compensation Committee deems equitable under the circumstances. The Board of Directors, however, has reserved to itself the right to amend or terminate the 2005 Stock Compensation Plan. No amendment, however, may be effected without approval of the shareholders to the extent such approval is required under applicable law, Code Section 422, Rule 16b-3 or any applicable stock exchange rule. Furthermore, in no case can options be repriced either by cancellation and regrant or by lowering the exercise price of a previously granted award.

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

Eligibility

Chief Executive Officer and President Skiles will select employees to participate in the 2005 Stock Compensation Plan; the Personnel/Compensation Committee has reserved complete authority to select director participants and to make grants to Mr. Skiles. Employees are eligible for the grant of ISOs, NQOs, Restricted Stock, Restricted Stock Units and SARs. Directors are eligible for the grant of NQOs, SARs and Restricted Stock.

Terms of Options

The 2005 Stock Compensation Plan authorizes the grant of ISOs or NQOs, both of which are exercisable for shares of common stock. All option grants to non-employee directors shall be NQOs. Options may be granted for any reason the Personnel/Compensation Committee deems appropriate under the circumstances. The price at which a stock option may be exercised for a share of common stock may not be less than the fair market value of a share of common stock on the date the stock option is granted. The “fair market value” means the closing price per share as reported in a financial periodical on the date the option is granted, or if no such closing price is available on such day, the closing price for the immediately preceding business day, or if no such prices are reported, a price determined by the Personnel/Compensation Committee acting in good faith; provided, however, the fair market value can never be less than the book value of a share.

The period during which a stock option may be exercised shall be determined by the Personnel/Compensation Committee at the time of option grant and may not extend more than 10 years from the date of grant. A stock option or portion thereof that is not exercised before expiration of the applicable option period shall terminate. An option agreement may provide for the exercise of a stock option within 90 days after the employment of an employee or the status of an individual as a director has terminated for any reason; except that the period may be extended to one year in the case of death or disability. The 2005 Stock Compensation Plan shall expire, and no further grants shall be made, 10 years after its approval by the shareholders.

The aggregate fair market value of ISOs granted to an employee under the 2005 Stock Compensation Plan which first becomes exercisable in any calendar year may not exceed $100,000.

Stock Appreciation Rights

Under the 2005 Stock Compensation Plan, stock appreciation rights may be granted as part of a stock option (a “Related Option”) with respect to all or a portion of the shares of common stock subject to the Related Option (a “Tandem SAR”) or may be granted separately (a “Freestanding SAR”). Tandem SARs and Freestanding SARs are collectively referred to as “SARs.” The share value of a Freestanding SAR shall be set forth in the related SAR agreement, and may not be less than the fair market value of a share of common stock on the date of grant of the SAR. The share value of a Tandem SAR shall be determined by the exercise price of the

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

Related Option, which also may not be less than the fair market value of a share of common stock on the date of grant. The grant of SARs may be subject to such other terms as the Personnel/Compensation Committee deems appropriate.

When a Freestanding SAR is exercised, the employee receives a payment determined by calculating the difference between the share value at grant as set forth in the SAR agreement and the fair market value of a share of common stock on the date of exercise. On the exercise of a Tandem SAR for a number of shares, the Related Option is deemed to be surrendered to the extent of the same number of shares and the payment is based on the increase in fair market value of common stock on the exercise date over the value stated in the stock option agreement. Payment may be made in cash or stock, or a combination of cash and stock. The form and timing of payments shall be determined by the Personnel/Compensation Committee.

Restricted Stock and Restricted Stock Units

Shares of Restricted Stock may be granted to employees and directors and may be subject to one or more contractual restrictions as established by the Personnel/Compensation Committee at the time of grant and as set forth in the related Restricted Stock agreement. The agreement will set forth the conditions, if any, which will need to be satisfied before the grant will be effective and the conditions, if any, under which the employee’s or director’s interest in the Restricted Stock will be forfeited. As soon as practicable after a grant has become effective, the shares will be registered to or for the benefit of the employee or director. The Restricted Stock agreement will state whether the employee or director has the right to receive any cash dividends paid with respect to the shares of Restricted Stock. If the employee or director has no right to receive cash dividends, the agreement may give the employee or director the right to receive a cash payment in the future in lieu of the dividend payments, provided certain conditions are met. Dividends declared on the shares of Restricted Stock after grant, but before the shares are forfeited or become nonforfeitable, are treated as part of the grant of the related Restricted Stock. An employee or director has the right to vote the shares of Restricted Stock after grant until they are forfeited or become nonforfeitable.

Shares of Restricted Stock may vest in installments or in total upon satisfaction of the stipulated conditions. If the restrictions are not satisfied, the shares are forfeited and again become available under the 2005 Stock Compensation Plan. To enforce the restrictions, all shares of Restricted Stock will be held by FPB until the restrictions are satisfied. The exercise or surrender of any option granted under the 2005 Stock Compensation Plan and the acceptance of a Restricted Stock grant shall constitute an employee’s or director’s full and complete consent to whatever actions the Personnel/Compensation Committee deems necessary to satisfy the federal and state tax withholding requirements, if any, which the Personnel/Compensation Committee in its discretion deems applicable to such exercise or surrender of such Restricted Stock. The Personnel/Compensation Committee also can provide that an employee or director may elect to satisfy federal and state tax withholding requirements through a reduction in the number of shares of FPB common stock actually transferred to the employee or director under the 2005 Stock Compensation Plan. Any such election and any such reduction shall satisfy the conditions to the exemption under Rule 16b-3. Grants of Restricted Stock will be effective for periods as

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

determined by the Personnel/Compensation Committee, provided no Restricted Stock may be granted after the earlier of the tenth anniversary of the 2005 Stock Compensation Plan being approved by the shareholders or the date on which all shares of common stock reserved under the 2005 Stock Compensation Plan have been issued or are unavailable for use under the 2005 Stock Compensation Plan, in which event the 2005 Stock Compensation Plan also shall terminate on such date.

In the case of Restricted Stock grants which vest only on the satisfaction of performance objectives, the Personnel/Compensation Committee shall determine the performance objectives to be used in connection with Restricted Stock awards and shall determine the extent to which such objectives have been met. Performance objectives may vary from participant to participant and between groups of participants and shall be based upon such performance factors and criteria as the Personnel/Compensation Committee in its sole discretion shall select among one or more of the following: stock price, earnings per share, return on equity, return on capital, net income, return on assets or total return to shareholders.

Stock Units are not share awards, but rather represent a contractual right to receive shares at a specified future date, or upon the occurrence of a future event. Like Restricted Stock, Stock Units are not sold or transferred until any predefined restrictions lapse. However, because the initial award is only a promise to award a share at a later date, Stock Units carry neither voting nor dividend rights until they are exchanged into shares at the payment date. Holders of Stock Units are not shareholders (whereas holders of restricted shares are shareholders). However, companies are allowed to pay dividend equivalents to recipients during the period in which they are a Stock Unit holder. Any such dividend payments are subject to taxation. Recipients will generally recognize ordinary income in the amount of the fair market value of the Restricted Stock at the time the actual stock is issued.

Certain Federal Income Tax Consequences

The following summary generally describes the current principal federal income tax consequences of certain events under the 2005 Stock Compensation Plan. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee, director or to FPB. The provisions of the Code and regulations thereunder relating to these matters are complicated, they change and their impact in any one case may depend upon the particular circumstances.

Options and Stock Appreciation Rights

A grantee will not be subject to any federal income tax upon the grant of a stock option or SAR pursuant to the 2005 Stock Compensation Plan.

A grantee will not recognize income for federal income tax purposes (and FPB will not be entitled to any federal income tax deduction) as a result of the exercise of an ISO and the related transfer of shares to the employee. However, the excess of the fair market value of the shares transferred upon the exercise of an ISO over the exercise price for such shares generally

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

will constitute an item of alternative minimum tax adjustment to the employee for the year in which the option is exercised. Thus, certain employees may have an increase in their federal income tax liability as a result of the exercise of an ISO under the alternative minimum tax rules of the Code.

If the shares transferred pursuant to the exercise of an ISO are disposed of within two years from the date the ISO is granted or within one year from the date the ISO is exercised (the “ISO holding periods”), the employee will recognize ordinary income equal to the excess of the amount realized on the disposition over the price paid for the shares. In such case, FPB will be entitled to a tax deduction for the same amount.

If the shares transferred upon the exercise of an ISO are disposed of after the ISO holding periods have been satisfied, long term capital gain or long term capital loss is realized on the disposition. FPB will not be entitled to a federal income tax deduction as a result of such a disposition.

Ordinary income will be recognized by the employee or director upon exercise of an NQO. Generally, the ordinary income realized is the excess, if any, of the fair market value of the shares of common stock received upon the exercise of the NQO over the exercise price. An employee will also recognize ordinary income upon exercising a SAR equal to the total of any cash received and the fair market value of any shares of common stock received.

Income tax withholding from the employee is required on the income recognized by the employee upon exercise of an NQO or a SAR. FPB ordinarily will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the employee upon exercise of an NQO or a SAR, subject to the restrictions on deductibility described under “Performance-Based Compensation — Section 162(m) Requirements” below or the ordinary income recognized by the employee on the disposition of common stock acquired pursuant to the exercise of an ISO.

Restricted Stock and Stock Units

An employee or director will generally recognize ordinary income in an amount equal to the fair market value of the shares subject to the Restricted Stock grant at the time of vesting. Dividends paid to an employee or director on shares of Restricted Stock are treated as ordinary income of the employee or director in the year received. FPB will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the employee, subject to the limitations on deductibility contained in Section 162(m). Employees and directors who receive Stock Units typically may defer income tax liability until the underlying shares of Restricted Stock are issued. Accordingly, FPB will not receive a deduction until that time.

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

Performance-Based Compensation — Section 162(m) Requirements

The 2005 Stock Compensation Plan is intended to preserve the FPB’s tax deduction under certain events by complying with the terms of Section 162(m) and the regulations thereunder. The Personnel/Compensation Committee will use its best efforts to ensure that grants of options, SARs and Restricted Stock to participants under the 2005 Stock Compensation Plan qualify as “performance-based compensation” for purposes of Section 162(m), unless the Personnel/Compensation Committee determines it is in the best interest of FPB to do otherwise.

The Board of Directors Recommends that shareholders Vote “FOR”

The Adoption of the 2005 Stock Compensation Plan.

PROPOSAL II

ADJOURNMENT OF THE SPECIAL MEETING

The Board of Directors seeks your approval to adjourn the Special Meeting in the event that there are not a sufficient number of votes to approve Proposal I at the Special Meeting. In order to permit proxies that have been timely received to be voted for an adjournment, we are submitting this item as a separate matter for your consideration. If it is necessary to adjourn the Special Meeting, and the adjournment is for a period of less than 30 days, no notice of the time or place of the reconvened meeting will be given to shareholders, other than an announcement made at the Special Meeting.

The Board of Directors Recommends that Shareholders Vote “FOR”

The Approval of the Adjournment of the Special Meeting.

COMPLIANCE WITH SECTION 16(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and any person who beneficially owns more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, executive officers, and more than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on the review of copies of the filings we have received, or representations from such reporting persons, it is our belief that during 2004 and 2005, no directors and executive officers made late filings under Section 16(a).

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for the 2006 Annual Meeting, a shareholder’s proposal to take action at such meeting must be received at our corporate

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

headquarters at 1301 Southeast Port St. Lucie Boulevard, Port St. Lucie, Florida 34952, on or before November 24, 2005. To be included in our proxy materials, proposals must comply with the Securities and Exchange Commission’s proxy rules as provided in 17 C.F.R. Section 240.14a-8.

SOLICITATION

The cost of soliciting proxies on behalf of the Board of Directors for the Special Meeting will be borne by FPB. Proxies may be solicited by directors, officers or our regular employees, in person or by telephone, e-mail or mail. We are requesting persons and entities holding shares in their names, or in the names of their nominees, to send proxy materials to, and obtain proxies from, such beneficial owners. Those persons and entities will be reimbursed for their reasonable out-of-pocket expenses.

LEGAL PROCEEDINGS

Neither FPB nor the Bank is, or has been during the last year, involved in any litigation or legal proceeding other than in the normal course of business.

AVAILABILITY OF OTHER INFORMATION

Copies of our Annual Report or our Form 10-KSB are available to shareholders at no charge. Any shareholder who would like a copy of either document may contact David W. Skiles, President and Chief Executive Officer, FPB Bancorp, Inc., 1301 Southeast Port St. Lucie Boulevard, Port St. Lucie, Florida 34952, telephone number (772) 398-1388.

FPB currently files periodic reports (including Form 10-KSBs, Form 10-QSBs, Proxy Statements, etc.) with the Securities and Exchange Commission. These periodic reports are filed electronically via EDGAR and can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at its Public Reference Section, 450 Fifth Street, NW, Washington, DC 20549. The Securities and Exchange Commission maintains a website that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. Information filed by FPB is also available for review on this website. The address of the website is www.sec.gov.

FPB Bancorp, Inc.

October 28, 2005

FPB BANCORP, INC. • PROXY STATEMENT

1301 Southeast Port St. Lucie Boulevard • Port St. Lucie, Florida 34952

APPENDIX A

FPB BANCORP, INC.

2005 STOCK COMPENSATION PLAN

SECTION 1

BACKGROUND AND PURPOSE

The name of this plan is the “2005 Stock Compensation Plan.” The purpose of this Plan is to promote the interests of FPB through grants to Employees and Non-Employee Directors of Options to purchase Stock, grants of Stock Appreciation Rights and grants of Restricted Stock and Stock Units in order: (i) to attract and retain Employees and Non-Employee Directors; (ii) to provide an additional incentive to each Employee and Non-Employee Director to work to increase the value of Stock; and (iii) to provide each Employee and Non-Employee Director with a stake in the future of FPB, which corresponds to the stake of each of our shareholders.

SECTION 2

DEFINITIONS

Each term set forth in this Section 2 shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular.

2.1.	“FPB” means FPB Bancorp, Inc., a Florida corporation, and any Subsidiary or successor to such corporation.

2.2.	“Board” means the Board of Directors of FPB or of its subsidiaries.

2.3. “Change in Control” means a change in control of FPB of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as in effect at the time of such “change in control,” provided that such a change in control shall be deemed to have occurred at such time as:

(i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of FPB or any successor of FPB;

(ii) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

(iii) the shareholders of FPB approve any reorganization, merger, consolidation or share exchange as a result of which the common stock of FPB shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of FPB) or any dissolution or liquidation of FPB or any sale or the disposition of 50% or more of the assets or business of FPB; or

(iv) the shareholders of FPB approve any reorganization, merger, consolidation or share exchange unless:

(A) the persons who were the beneficial owners of the outstanding shares of the common stock of FPB immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction; and

(B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in Section 2.2(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of FPB common stock immediately before the consummation of such transaction; provided

(C) the percentage described in Section 2.2(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in 2.2(iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of FPB by the persons described in Section 2.2(iv)(A) immediately before the consummation of such transaction.

2.4. “Code” means the Internal Revenue Code of 1986, as amended.

2.5. “Committee” means a Committee of the Board to which the responsibility to administer this Plan is delegated by the Board and which shall consist of at least two members of the Board, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and each of whom shall be (or be treated as) an “outside director” for purposes of Section 162(m) of the Code.

2.6. “Covered Employee” means an Employee whom the Committee on the date he or she is granted an Option, SAR, Restricted Stock or Stock Units deems likely to be a “covered employee” (within the meaning of Section 162(m) of the Code) as of any date on or after the date of such grant.

2.7. “Employee” means a select employee of FPB or any Subsidiary whose performance is, in the judgment of the Committee acting in its absolute discretion, directly or indirectly material to the success of FPB or such Subsidiary and who is not a Ten Percent Shareholder.

2.8. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.9. “Fair Market Value” means: (1) the closing price on any date for a share of Stock reported by a newspaper or trade journal selected by the Committee or, if no such closing price is available on such date; (2) such closing price as so reported in accordance with Section 2.9(1) for the immediately preceding business day, or, if no newspaper or trade journal reports such closing price; (3) the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts. In no instance shall the Fair Market Value of Stock ever be less than its book value.

2.10. “ISO” means an Option granted under Section 7 of this Plan to purchase Stock, which is evidenced by an Option Agreement which provides that the Option is intended to satisfy the requirements for an incentive stock option under Section 422 of the Code.

2.11 “Non-Employee Director” means a member of the Board who is not an employee of FPB or any Subsidiary or Parent Corporation.

2.12. “NQO” means a nonqualified option, i.e., an Option granted under Section 7 of this Plan to purchase Stock, which is evidenced by an Option Agreement which provides that the Option shall not be treated as an incentive stock option under Section 422 of the Code.

2.13. “Option” means an ISO or an NQO.

2.14. “Option Agreement” means the written agreement or instrument which sets forth the terms of an Option granted to an Employee or Director under this Plan.

2.15. “Option Price” means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

2.16. “Parent Corporation” means any corporation which is a parent corporation (within the meaning of Section 424[e] of the Code) of FPB.

2.17. “Plan” means the 2005 Stock Compensation Plan, as amended from time to time.

2.18. “Restricted Stock” means Stock granted to an Employee or Non-Employee Director pursuant to Section 8 of this Plan.

2.19. “Rule 16b-3” means the exemption under Rule 16b-3 to Section 16(b) of the Exchange Act or any successor to such rule.

2.20. “Stock” means the Five Dollar ($5.00) par value common stock of FPB.

2.21. “Stock Agreement” means the written agreement or instrument which sets forth the terms of a Restricted Stock grant or Stock Unit grant to an Employee or Non-Employee Director under this Plan.

2.22. “Stock Appreciation Right or SAR” means a right which is granted pursuant to the terms of Section 7 of this Plan to the appreciation in the Fair Market Value of a share of Stock in excess of the SAR Share Value for such a share.

2.23. “SAR Agreement” means the written agreement or instrument which sets forth the terms of a SAR granted to an Employee under this Plan.

2.24. “SAR Share Value” means the figure which is set forth in each SAR Agreement and which is no less than the Fair Market Value of a share of Stock on the date the related SAR is granted.

2.25. “Stock Unit” means a contractual right granted to an Employee or Non-Employee Director pursuant to Section 8 to receive a Restricted Stock at a certain date or upon the occurrence of a certain event.

2.26. “Subsidiary” means any corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) of FPB.

2.27. “Ten Percent Shareholder” means a person who owns (after taking into account the attribution rules of Section 424[d] of the Code) more than ten percent of the total combined voting power of all classes of stock of either FPB, a Subsidiary or a Parent Corporation.

SECTION 3

SHARES RESERVED UNDER PLAN

3.1. Share. There shall (subject to Section 11) be reserved for issuance under this Plan, 144,000 shares of Stock.

3.2. Source of Shares. The shares of Stock described in Section 3.1 shall be reserved from authorized but unissued shares of Stock. Furthermore, any shares of Stock issued pursuant to a Restricted Stock grant which are forfeited thereafter shall again become available for issuance under this Plan, but any shares of Stock used to satisfy a withholding obligation under Section 14.4 shall not again become available for issuance under this Plan. The exercise of a SAR or a surrender right in an Option shall reduce the number of shares available for issuance under this Plan only to the extent of the shares of Stock, if any, actually issued upon such exercise. Finally, if the Option Price of an Option is paid in whole or in part in shares of Stock or if shares of Stock are tendered to FPB in satisfaction of any condition to a grant of Restricted Stock, such shares thereafter shall be treated the same as any other shares of Stock available for issuance under this Plan.

3.3. Use of Proceeds. The proceeds which FPB receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of FPB.

SECTION 4

EFFECTIVE DATE

This Plan shall be effective on the date the shareholders of FPB (acting at a duly called meeting of such shareholders) approve the adoption of this Plan.

SECTION 5

COMMITTEE

This Plan shall be administered by the Committee. Subject to the provisions of this Plan (including Sections 11, 12, 13 and 14), the Committee shall have the power, authority, and sole and exclusive discretion to construe, interpret and administer this Plan, including without limitation, the power and authority to make factual determinations relating to Plan grants and correct mistakes in Option, SAR or Stock Agreements, and to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances. Such actions of the Committee shall be binding on FPB, on each affected Employee and Non-Employee Director and on each other person directly or indirectly affected by such action. The Committee may delegate such powers and duties, whether ministerial or discretionary, as the Committee may deem appropriate, including, but not limited to, authorizing the Committee’s delegate to execute agreements evidencing the grant of Options, SARs, Restricted Stock and Stock Units or other documents on the Committee’s behalf.

SECTION 6

ELIGIBILITY

Employees and Non-Employee Directors shall be eligible for the grant of Options, SARs, Restricted Stock and Stock Units under this Plan.

SECTION 7

OPTIONS AND SARs

7.1. Options. The Committee, acting in its absolute discretion, shall have the right to grant Options to Employees and Non-Employee Directors under this Plan from time to time and Options may be granted for any reason the Committee deems appropriate under the circumstances. Each grant of an Option shall be evidenced by an Option Agreement, and each Option Agreement shall set forth whether the Option is an ISO or a NQO and shall set forth such other terms and conditions of such grant as the Committee acting in its absolute discretion deems consistent with the terms of this Plan. All Options granted to Non-Employee Directors shall be NQOs.

7.2. $100,000 Limit. The aggregate Fair Market Value of ISOs granted to an Employee under this Plan and ISOs granted to such Employee under any other stock option plan adopted by FPB, a Subsidiary or a Parent Corporation which first become exercisable in any calendar year shall not exceed $100,000. Such Fair Market Value figure shall be determined by the Committee on the date the ISO is granted, and the Committee shall interpret and administer the limitation set forth in this Section 7.2 in accordance with Section 422(d) of the Code.

7.3. Option Price and Exercise Period.

(a) Option Price. The Option Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted. The Option Price shall be payable in full upon the exercise of any Option. Except in accordance with the provisions of Section 11 of this Plan, the Committee shall not, absent the approval of FPB’s shareholders, take any action, whether through amendment, cancellation, replacement grants, or any other means, to reduce the Option Price of any outstanding Options.

(b) Exercise Period. Each Option granted under this Plan shall be exercisable, in whole or in part, at such time or times as set forth in the related Option Agreement, but no Option Agreement shall make an Option exercisable before the date such Option is granted or on or after the date which is the tenth anniversary of the date such Option is granted. In the discretion of the Committee, an Option Agreement may provide for the exercise of an Option after the employment of an Employee or the status of an individual as a Non-Employee Director has terminated for any reason whatsoever, including death or disability.

7.4. Method of Exercise.

(a) Committee Rules. An Option may be exercised as provided in this Section 7.4 pursuant to procedures (including, without limitation, procedures restricting the frequency or method of exercise) as shall be established by the Committee or its delegate from time to time for the exercise of Options.

(b) Notice and Payment. An Option shall be exercised by delivering to the Committee or its delegate during the period in which such Option is exercisable: (1) written notice of exercise in a form acceptable to the Committee indicating the specific number of shares of Stock subject to the Option which are being exercised; and (2) payment in full of the Option Price for such specific number of shares. An Option Agreement, at the discretion of the Committee, may provide for the payment of the Option Price by any of the following means:

(1) in cash, electronic funds transfer or a check acceptable to the Committee;

(2) in Stock which has been held by the Employee or Non-Employee Director for a period acceptable to the Committee and which Stock is otherwise acceptable to the Committee, provided that the Committee may impose whatever restrictions it deems necessary or desirable with respect to such method of payment;

(3) through a broker-facilitated cashless exercise procedure acceptable to the Committee; or

(4) in any combination of the methods described in this Section 7.5(b) which is acceptable to the Committee.

Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the properly endorsed stock certificate for such Stock is delivered to the Committee or, if payment is effected through a certification of ownership of Stock in lieu of a stock certificate, on the date the Option is exercised.

(c) Restrictions. The Committee may from time to time establish procedures for restricting the exercise of Options on any given date as the result of excessive volume of exercise requests or any other problem in the established system for processing Option exercise requests or for any other reason the Committee or its delegate deems appropriate or necessary.

7.5. Nontransferability. Except to the extent the Committee deems permissible under Section 422(b) of the Code and Rule 16b-3 and consistent with the best interests of FPB, neither an Option granted under this Plan nor any related surrender rights nor any SAR shall be transferable by an Employee or a Non-Employee Director other than by will or by the laws of descent and distribution. Any such Option grant and surrender rights under this Plan and any SAR granted under this Plan shall be exercisable during an Employee’s or Non-Employee Director’s lifetime, as the case may be, only by the Employee or the Non-Employee Director, provided that in the event an Employee or Non-Employee Director is incapacitated and unable to exercise such Employee’s or Non-Employee Director’s Option or SAR, such Employee’s or Non-Employee Director’s legal guardian or legal representative whom the Committee (or its delegate) deems appropriate based on all applicable facts and circumstances presented to the Committee (or its delegate) may exercise such Employee’s or Non-Employee Director’s Option or SAR, in accordance with the provisions of the Plan and the applicable Option Agreement or SAR Agreement. The person or persons to whom an Option or a SAR is transferred by will or by the laws of descent and distribution thereafter shall be treated as the Employee or the Non-Employee Director under this Plan.

7.6. SARs and Surrender Rights.

(a) SARs. The Committee acting in its absolute discretion may grant an Employee or Non-Employee Director a SAR which will give the Employee or Non-Employee Director the right to the appreciation in one, or more than one, share(s) of Stock, and any such appreciation shall be measured from the related SAR Share Value. The Committee shall have the right to make any such grant subject to such additional terms as the Committee deems appropriate, and such terms shall be set forth in the related SAR Agreement.

(b) Option Surrender Rights. The Committee acting in its absolute discretion also may incorporate a provision in an Option Agreement to give an Employee or Non-Employee Director the right to surrender his or her Option, in whole or in part, in lieu of the exercise (in whole or in part) of that Option to purchase Stock on any date that:

(1) the Fair Market Value of the Stock subject to such Option exceeds the Option Price for such Stock; and

(2) the Option to purchase such Stock is otherwise exercisable.

(c) Procedure. The exercise of a SAR or a surrender right in an Option shall be effected by the delivery of the related SAR Agreement or Option Agreement to the Committee (or to its delegate) together with a statement signed by the Employee or Non-Employee Director which specifies the number of shares of Stock as to which the Employee or Non-Employee Director, as appropriate, exercises his or her SAR or exercises his or her right to surrender his or her Option and (at the Employee’s or Non-Employee Director’s option) how he or she desires payment to be made with respect to such shares.

(d) Payment. An Employee or Non-Employee Director who exercises his or her SAR or right to surrender his or her Option shall (to the extent consistent with an exemption under Rule 16b-3) receive a payment in cash or in Stock, or in a combination of cash and Stock, equal in amount on the date such exercise is effected to (i) the number of shares of Stock with respect to which, as applicable, the SAR or the surrender right is exercised times (ii) the excess of the Fair Market Value of a share of Stock on such date over, as applicable, the SAR Share Value for a share of Stock subject to the SAR or the Option Price for a share of Stock subject to an Option. The Committee acting in its absolute discretion shall determine the form and timing of such payment, and the Committee shall have the right (1) to take into account whatever factors the Committee deems appropriate under the circumstances, including any written request made by the Employee or Non-Employee Director and delivered to the Committee (or to its delegate) and (2) to forfeit an Employee’s or Non-Employee Director’s right to payment of cash in lieu of a fractional share of Stock if the Committee deems such forfeiture necessary in order for the surrender of his or her Option under this Section 7.6 to come within an exemption under Rule 16b-3. Any cash payment under this Section 7.6 shall be made from FPB’s general assets, and an Employee or Non-Employee Director shall be no more than a general and unsecured creditor of FPB with respect to such payment.

(e) Restrictions. Each SAR Agreement and each Option Agreement which incorporates a provision to allow an Employee or Non-Employee Director to surrender his or her Option shall incorporate such additional restrictions on the exercise of such SAR or surrender right as the Committee deems necessary to satisfy the conditions to the exemption under Rule 16b-3.

SECTION 8

RESTRICTED STOCK AND STOCK UNITS

8.1. Committee Action.

(a) General. The Committee acting in its absolute discretion shall have the right to grant Restricted Stock and Stock Units to Employees and Non-Employee Directors under this Plan from time to time.

(b) Limitations. No Restricted Stock or Stock Unit grant may be made to an Employee or Non-Employee Director in any calendar year with respect to more than 10,000 shares of Restricted Stock. Each Restricted Stock grant and each Stock Unit grant shall be evidenced by a Stock Agreement, and each Stock Agreement shall set forth the conditions, if any, which will need to be timely satisfied before the grant will be effective and the conditions, if any, under which the Employee’s or Non-Employee Director’s interest in the related Restricted Stock will be forfeited.

8.2. Conditions.

(a) Conditions for Issuance of Restricted Stock. The Committee acting in its absolute discretion may make the issuance of Restricted Stock to an Employee or Non-Employee Director subject to the satisfaction of one, or more than one, objective employment, performance or other grant condition (which may or may not include performance criteria described in Section 8.2(c)) which the Committee deems appropriate under the circumstances, and the related Stock Agreement shall set forth each such condition and the deadline for satisfying each such condition.

(b) Forfeiture Conditions for Restricted Stock and Stock Units. The Committee may make Restricted Stock issued to an Employee or Non-Employee Director subject to one, or more than one, objective employment, performance or other forfeiture condition (which may or may not include any performance goals described in Section 8.2[c]) which the Committee acting in its absolute discretion deems appropriate under the circumstances, and the related Stock Agreement shall set forth each such forfeiture condition and the deadline for satisfying each such forfeiture condition. An Employee’s or Non-Employee Director’s non-forfeitable interest in the shares of Stock issued pursuant to a Restricted Stock or Stock Unit grant shall depend on the extent to which each such condition is timely satisfied. Each share of Stock issued pursuant to a Restricted Stock grant shall again become available under Section 3 if such share is forfeited as a result of a failure to timely satisfy a forfeiture condition, in which event such share of Stock shall again become available under Section 3 as of the date of such failure. When a Stock certificate is issued for shares of Restricted Stock, such certificate shall be issued subject to: (i) the conditions, if any, described in this Section 8.2(b) and Section 8.2(c) to, or for the benefit of, the Employee or Non-Employee Director; and (ii) a stock power in favor of FPB in order for FPB to effect any forfeitures of such Restricted Stock called for under this Section 8.2(b).

(c) Performance Goals.

(1) A performance goal is described in this Section 8.2(c) if such goal relates to FPB’s:

(i)	return over capital costs or increases in return over capital costs,

(ii)	total earnings or the growth in such earnings,

(iii)	consolidated earnings or the growth in such earnings,

(iv)	earnings per share or the growth in such earnings,

(v)	net earnings or the growth in such earnings,

(vi)	earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings,

(vii)	earnings before interest and taxes or the growth in such earnings,

(viii)	consolidated net income or the growth in such income,

(ix)	the value of FPB’s Stock or the growth in such value,

(x)	Stock price or the growth in such price,

(xi)	return on assets or the growth on such return,

(xii)	total shareholder return or the growth in such return,

(xiii)	expenses or the reduction of expenses,

(xiv)	sales growth,

(xv)	overhead ratios or changes in such ratios,

(xvi)	expense-to-sales ratios or the changes in such ratios,

(xvii)	economic value added or changes in such value added, or

(xviii)	other financial performance measures deemed appropriate by the Committee.

A performance goal described in this Section 8.2(c)(1) may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes, and may relate to FPB as a whole or one or more operating units of FPB.

(2) When the Committee determines whether a performance goal has been satisfied for any period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles and any other unusual or non-recurring items, including, without limitation, the charges or costs associated with restructurings of FPB, discontinued operations, and the cumulative effects of accounting changes. The Committee may also adjust any performance goal for a period as it deems equitable in recognition of unusual or non-recurring events affecting FPB, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine (including, without limitation, any adjustments that would result in FPB paying non-deductible compensation to an Employee).

(3) If the Committee determines that a performance goal has been satisfied and the satisfaction of such goal was intended to meet the requirements of Section 162(m) of the Code, the Committee shall certify that the goal has been satisfied in accordance with the requirements set forth under such section of the Code.

8.3. Dividends and Voting Rights.

(a) Cash Dividends. Each Stock Agreement which evidences a Restricted Stock or Stock Unit grant shall state whether the Employee or Non-Employee Director shall have a right to receive any cash dividends, which are paid after any shares of Restricted Stock are issued to him or to her and before the first day that the Employee’s or Non-Employee Director’s interest in such Stock is forfeited completely, or becomes completely non-forfeitable. If such a Stock Agreement provides that an Employee or Non-Employee Director has no right to receive a cash dividend when paid, such Stock Agreement shall set forth the conditions, if any, under which the Employee or Non-

Employee Director will be eligible to receive one, or more than one, payment in the future to compensate the Employee or Non-Employee Director for the fact that he or she had no right to receive any cash dividends on his or her Restricted Stock when such dividends were paid. If such a Stock Agreement calls for any such payments to be made, FPB shall make such payments from FPB’s general assets, and the Employee or Non-Employee Director shall be no more than a general and unsecured creditor of FPB with respect to such payments.

(b) Stock Dividends. If a Stock dividend is declared on a share of Restricted Stock, such Stock dividend shall be treated as part of the grant of the related Restricted Stock or Stock Unit, and an Employee’s or Non-Employee Director’s interest in such Stock dividend shall be forfeited or shall become non-forfeitable at the same time as the Stock with respect to which the Stock dividend was paid is forfeited or becomes non-forfeitable. Unless otherwise set forth in the Stock Agreement which evidences a Stock Unit grant, if a Stock dividend is declared on any shares of Stock described in a Stock Unit grant, such dividend shall increase the number of shares of Stock described in such Stock Unit grant.

(c) Voting Rights. An Employee or Non-Employee Director shall have the right to vote shares of Restricted Stock which have been issued pursuant to Section 8.2(b) before his or her interest in such Stock has been forfeited or has become non-forfeitable.

(d) Nontransferability. No Restricted Stock grant and no shares issued pursuant to a Restricted Stock grant shall be transferable by an Employee or a Non-Employee Director other than by will or by the laws of descent and distribution before an Employee’s or Non-Employee Director’s interest in such shares have become completely non-forfeitable, and no interests in a Stock Unit grant shall be transferable other than by will or the laws of descent and distribution except as otherwise provided in the related Stock Agreement.

(e) Creditor Status. An Employee or a Non-Employee Director to whom a Stock Unit grant is made shall be no more than a general and unsecured creditor of FPB with respect to any cash payment due under such grant.

8.4 Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be Restricted Stock at such time as an Employee’s or Non-Employee Director’s interest in such Stock becomes non-forfeitable under this Plan, and the certificate representing such share shall be reissued as soon as practicable thereafter without any further restrictions related to Section 8.2(b) or Section 8.3 and shall be transferred to the Employee or Non-Employee Director.

SECTION 9

SECURITIES REGISTRATION

Each Option Agreement, SAR Agreement and Stock Agreement shall provide that, upon the receipt of shares of Stock as a result of the exercise of an Option (or any related surrender right) or a SAR or the satisfaction of the forfeiture conditions under a Stock Agreement for Restricted Stock, the Employee or Non-Employee Director shall, if so requested by FPB, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by FPB, shall deliver to FPB a written statement satisfactory to FPB to that effect. As for Stock issued pursuant to this Plan, FPB at its expense shall take such action as it deems necessary or appropriate to register the original issuance of such Stock to an Employee or Non-Employee Director under the Securities Act of 1933, as amended, or under any other applicable securities laws or to qualify such Stock for an exemption under any such laws prior to the issuance of such Stock to an Employee or Non-Employee Director; however, FPB shall have no obligation whatsoever to take any such action in connection with the transfer, resale or other disposition of such Stock by an Employee.

SECTION 10

LIFE OF PLAN

No Option or SAR or Restricted Stock or Stock Unit shall be granted under this Plan on or after the earlier of: (1) the tenth anniversary of the date the Board adopts this Plan, in which event this Plan otherwise thereafter shall continue in effect until all outstanding Options (and any related surrender rights) and SARs have been exercised in full or no longer are exercisable and all Restricted Stock and Stock Unit grants under this Plan have been forfeited or the forfeiture conditions on the related Stock or cash payments have been satisfied in full; or (2) the date on which all of the Stock reserved under Section 3 of this Plan has (as a result of the exercise of all Options (and any related surrender rights) and all SARs granted under this Plan and the satisfaction of the forfeiture conditions on Restricted Stock) been issued or no longer is available for use under this Plan, and all cash payments due under any Stock Unit grants have been paid or forfeited, in which event this Plan also shall terminate on such date.

SECTION 11

ADJUSTMENT

11.1. Capital Structure. The number, kind or class (or any combination thereof) of shares of Stock reserved under Section 3 of this Plan, the grant limitations described in Section 7.3 and Section 8.1 of this Plan, the number, kind or class (or any combination thereof) of shares of Stock subject to Options or SARs granted under this Plan and the Option Price of such Options and the SAR Share Value of such SARs, as well as the number, kind or class of shares of Stock subject to Restricted Stock grants and the number, kind or class of shares of Stock described in Stock Unit grants under this Plan shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of FPB, including, but not limited to, such changes as stock dividends or stock splits.

11.2. Acquisitions. The Board as part of any corporate transaction described in Code Section 424(a) shall have the right (in any manner which the Board in its discretion deems consistent with Code Section 424[a] and without regard to the grant limitations described in Section 7.3 or Section 8.1 of this Plan) to make Restricted Stock, Stock Unit, Option and SAR grants to effect the assumption of, or the substitution for, restricted stock, stock unit, option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such restricted stock, stock unit, option or stock appreciation rights grants.

11.3. Fractional Shares. If any adjustment under this Section 11 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options, SAR grants and Restricted Stock grants shall be the next lower number of shares of Stock, rounding all fractions downward. Any adjustment made under this Section 11 by the Board shall be conclusive and binding on all affected persons.

SECTION 12

CHANGE IN CONTROL

Upon a Change in Control, all Options, SARs, Restricted Stock and Stock Units shall become immediately exercisable, non-forfeitable or otherwise vest and become irrevocable.

SECTION 13

AMENDMENT OR TERMINATION

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, no such amendment shall be made absent the approval of the shareholders of FPB to the extent such approval is required under applicable law, Code Section 422, Rule 16b-3 or any applicable stock exchange rule. The Board also may suspend the granting of Options, SARs, Restricted Stock and Stock Units under this Plan at any time and may terminate this Plan at any time. The Board or the Committee shall have the right to modify, amend or cancel (retroactively or prospectively) any Option, SAR, Restricted Stock or Stock Unit granted before such suspension or termination if: (1) the Employee or Non-Employee Director consents in writing to such modification, amendment or cancellation (except that in no case can Options be repriced either by cancellation and regrant or by lowering the exercise price of a previously granted award); or (2) there is a dissolution or liquidation of FPB or a transaction described in Section 11 or Section 12 of this Plan. Suspension or termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it with respect to Options, SARs or surrender rights, Restricted Stock or Stock Units granted under this Plan prior to the date of such suspension or termination.

SECTION 14

MISCELLANEOUS

14.1. Shareholder Rights. No Employee or Non-Employee Director shall have any rights as a shareholder of FPB as a result of the grant of an Option or a SAR under this Plan or his or her exercise of such Option or SAR pending the actual delivery of the Stock subject to such Option to such Employee or Non-Employee Director. Subject to Section 8.4, an Employee’s or Non-Employee Director’s rights as a shareholder in the shares of Stock related to a Restricted Stock grant which is effective shall be set forth in the related Stock Agreement.

14.2. No Contract of Employment or Director Status. The grant of an Option, SAR, Restricted Stock or Stock Unit to an Employee or a Non-Employee Director under this Plan shall not constitute a contract of employment or an agreement to continue his or her status as an Employee or a director, and shall not confer on an Employee or Non-Employee Director any rights in addition to those rights, if any, expressly set forth in the Option Agreement which evidences his or her Option, the SAR Agreement which evidences his or her SAR or the Stock Agreement related to his or her Restricted Stock or Stock Unit grant.

14.3. Withholding. The exercise of any Option or SAR granted under this Plan and the acceptance of a Restricted Stock or Stock Unit grant shall constitute an Employee’s or Non-Employee Director’s full and complete consent to whatever action the Committee deems necessary to satisfy the minimum federal tax withholding requirements, if any, which the Committee acting in its discretion deems applicable to such exercise or such Restricted Stock or Stock Unit grant. The Committee also shall have the right to provide in an Option Agreement, SAR Agreement or Stock Agreement that an Employee or Non-Employee Director may elect to satisfy minimum federal tax withholding requirements, if any, through a reduction in the number of shares of Stock actually transferred, or the cash payments to be made, to him or to her under this Plan, and any such election and any such reduction shall be effected so as to satisfy the conditions to the exemption under Rule 16b-3.

14.4 Construction.

(a) Governing Law and Venue. This Plan shall be construed under the laws of the State of Florida (excluding its choice-of-law rules) to the extent not superseded by federal law. Venue for the enforcement of any provision of this Plan or Option Agreement shall be in St. Lucie County, Florida.

(b) Invalid Provisions. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(c) Conflicts. In the event of a conflict between the terms of this Plan and any Option Agreement, Stock Agreement or SAR Agreement, the terms of the Plan shall prevail.

REVOCABLE PROXY

FPB BANCORP, INC.

SPECIAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints each director of FPB Bancorp, Inc. (“FPB”), with full powers of substitution, to act as proxy for, and attorney-in-fact, to vote all shares of the common stock of FPB which the undersigned may be entitled to vote at the Special Meeting of Shareholders to be held at Joseph’s at Ballantrae Golf and Yacht Club, located at 3325 Southeast Ballantrae Boulevard, Port St. Lucie, Florida, on November 29, 2005, at 5:30 p.m., and at any and all adjournments thereof.

The undersigned shareholder of FPB may revoke this Proxy at any time before it is voted by either filing with the Corporate Secretary of FPB, a written notice of revocation, by delivering to FPB a duly executed Proxy bearing a later date, or by attending this Special Meeting and voting in person.

THE FOLLOWING PROPOSALS ARE BEING ACTED UPON:

PROPOSAL I: Approval of the 2005 Stock Compensation Plan.	FOR	AGAINST	ABSTAIN
	☐	☐	☐

PROPOSAL II: Adjournment of the Special Meeting to solicit additional proxies in the event that there are not sufficient votes to approve Proposal I.	FOR	AGAINST	ABSTAIN
	☐	☐	☐

IN THEIR DISCRETION THE PROXY COMMITTEE IS AUTHORIZED TO TRANSACT AND TO VOTE UPON SUCH OTHER BUSINESS as may properly come before this Special Meeting or any adjournments thereof.

NOTE: When properly executed, this Proxy will be voted in the manner directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED.

IMPORTANT: Please sign your name exactly as it appears on your stock certificate. When shares are held by joint tenants, both should sign, when signing as attorney, executor, administrator, agent, trustee or guardian, please give full title. If shareholder is a corporation, please sign in full corporate name by president or other authorized officer. If shareholder is a partnership, please sign in partnership name by authorized person.

The undersigned acknowledges receiving from the Company, prior to the execution of the Proxy, a Notice of the Special Meeting and a Proxy Statement dated October 28, 2005.

No. of Common Shares Voting:	Signature:

Signature if held jointly:

ADDRESS LABEL	Date:

Please mark, sign, date and return this Proxy Card promptly, using the enclosed envelope. If you receive more than one Proxy Card, please sign and return all cards in the accompanying envelope.